Exhibit 99.1

NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION	CONTACT: PATRICK J. REDMOND
707 17th STREET, SUITE 3600	DIRECTOR - INVESTOR RELATIONS
DENVER, COLORADO 80202	303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES INCREASED PRODUCTION
AND CAPITAL EXPENDITURES GUIDANCE

DENVER, COLORADO – September 5, 2006 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced an increase to 2006 production guidance and that its Board has approved an increase in 2006 capital expenditures.

Forest last updated its 2006 guidance on August 7, 2006.  The following is made subject to all of the cautionary statements and limitations contained in the August 7, 2006 press release.  Given those statements and limitations as well as the limitations discussed below, the 2006 guidance components are updated as follows:

Guidance Update

Production Guidance.  In connection with this increase in capital, Forest expects production in 2006 to average between 305 and 320 MMcfe/d, with the increases expected in the fourth quarter.

Capital Expenditures.  We estimate that expenditures for exploration and development will be approximately $580 million in 2006, an increase of approximately $80 million from the previous guidance.  Additional capital, including additional amounts allocated to leasehold purchases in growth areas, will be spent primarily in Texas in the Greater Vermejo/Haley, Cotton Valley, Katy and Barnett Shale areas and in the Deep Basin of Alberta. Other increases were approved for outside operated projects and capital due to increased working interests in certain fields and increased service costs. For the first six months of 2006, Forest believes that its capital investment activities in Remainco (i.e., the portion of Forest not included in the March 2, 2006 spin-off transaction with Mariner Energy, Inc.) have resulted in all-in finding, development, and acquisition costs approximately the same as those experienced in 2005 despite acquisition and service cost increases in 2006.

H. Craig Clark, President and CEO, stated, “The 2006 capital program in our major properties continues to provide excellent rates of return as well as better than anticipated reserve and production growth in the first half of 2006.  As a result of the success we have achieved so far, we are increasing our capital budget as well as our full year production guidance.  We are optimistic that by increasing our investment rate and maintaining our operational momentum we can deliver excellent growth, both in terms of reserves and production, in 2006 and get a head start on 2007.”

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation in the cost of or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest’s 2005 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest’s principal reserves and producing properties are located in the United States in Alaska, Louisiana, New Mexico, Oklahoma, Texas, Utah, Wyoming, and in Canada. Forest’s common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

September 5, 2006